Exhibit 99.1

FOR IMMEDIATE RELEASE
CLEARWIRE PARTNERS WITH DIRECTV AND ECHOSTAR
Agreements Facilitate Bundled Offering for Current and Future
Clearwire and Satellite TV Customers
KIRKLAND, Wash., EL SEGUNDO, Calif., and ENGLEWOOD, Colo., June 14, 2007 — Clearwire Corporation (NASDAQ: CLWR) announced today distribution agreements with DIRECTV (NYSE: DTV) and EchoStar Communications Corporation (NASDAQ: DISH). The distribution agreements enable both satellite companies to offer Clearwire’s high-speed Internet service to their customers and contemplate that Clearwire in turn will be able to offer the video services of one or both satellite companies to its customers. This is expected to enable each of the three companies to offer high-speed Internet, video and voice in all current and future Clearwire markets. The launch is planned for later this year.
Under the terms of the distribution agreements, DIRECTV and EchoStar will have access to Clearwire’s wireless high-speed network, and will be able to market a bundle that includes Clearwire’s high-speed Internet services to their residential customers. DIRECTV and EchoStar will also have the ability to sell Clearwire’s branded services on a stand-alone basis. Similarly, the agreements call for Clearwire to be able to sell DIRECTV and EchoStar satellite video services.
“We’re pleased to partner with these two satellite companies as they both share our commitment to offering a superior customer experience by enabling customers to enjoy the benefits of unwired services,” said Perry Satterlee, Clearwire president and chief operating officer. “By expanding the reach of our services through DIRECTV and EchoStar, and by incorporating direct-to-home satellite video services in our own distribution channels, we believe we have an opportunity to significantly expand our business opportunity.”
“Being able to offer services on the Clearwire network will give our customers another high-quality option to subscribe to broadband services with DIRECTV’s video offerings,” said Bruce Churchill, president of New Enterprises, DIRECTV. “By choosing this bundle option, DIRECTV customers will now be able to enjoy Clearwire’s fast, reliable and secure wireless broadband network that works great at home and on the go.”
“EchoStar is committed to providing the best quality and latest in cutting-edge digital programming, and with Clearwire we continue that commitment by offering a next-generation wireless broadband technology,” said Nolan Daines, senior vice president, Strategic Initiatives, EchoStar. “Our ability to offer Clearwire’s broadband service is a strong competitive alternative that we believe will help increase our subscriber base.”
About DIRECTV
DIRECTV, Inc., the nation’s leading satellite television service provider, presents the finest television experience available to more than 16 million customers in the United States, through exclusive content, industry-leading customer satisfaction (which has surpassed cable for six years running) and superior technologies. Each day, DIRECTV subscribers enjoy access to over 250 channels of 100% digital picture and sound, exclusive programming and the most comprehensive collection of sports programming available anywhere, including NFL SUNDAY TICKET(TM) and MLB EXTRA INNINGS(R). DIRECTV (NYSE:DTV) also leads the digital television technology revolution with exclusives such as NFL SUNDAY TICKET SuperFan(TM), US OPEN Interactive and YES Network Interactive and will soon have the capacity to offer over 150 channels in HD. For the most up-to-date information on DIRECTV, please visit directv.com.
About EchoStar Communications Corporation
EchoStar Communications Corporation (Nasdaq:DISH) has been a leader for more than 26 years in satellite TV equipment sales and support worldwide. The Company’s DISH Network(tm) is the fastest-growing pay-TV provider in the country since 2000 and currently serves more than 13.4 million satellite TV customers. DISH Network offers a premier line of industry-leading Digital Video Recorders (DVRs) and hundreds of video and audio channels as well as the most national HD and International channels in the U.S., Interactive TV, Latino and sports programming. DISH Network also provides a variety of package and price options including the lowest all-digital price in America and the DishDVR Advantage Package. EchoStar is included in the Nasdaq-100 Index (NDX) and is a Fortune 300 company. Visit www.echostar.com or call 1-800-333-DISH for more information.
About Clearwire
Clearwire, founded in October 2003 by Craig O. McCaw, is a provider of reliable, wireless high-speed Internet service. Headquartered in Kirkland, Wash., the company launched its first market in August 2004 and now offers service in 39 U.S. markets, covering approximately 9.9 million people in more than 420 municipalities in 13 states as well as approximately 1.2 million people in Ireland and Belgium with its network. In addition, wireless high-speed Internet services are offered in Mexico and Denmark by Clearwire’s partners, MVS Net and Danske Telecom. Assuming closing of all pending spectrum purchases, Clearwire’s spectrum portfolio covers approximately 223 million people in the U.S. with varying amounts of spectrum. For more information, visit www.clearwire.com.
Forward-Looking Statements
This release contains forward-looking statements which are based on current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, the Company’s expectations regarding: future financial and operating performance and financial condition; plans, objectives and strategies; product development; industry conditions; the strength of its balance sheet; and liquidity and financing needs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the headings “Risk Factors” and “Forward-Looking Statements” in our Form 10-Q filed on May 15, 2007. Clearwire assumes no obligation to update or supplement such forward-looking statements.
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Contacts:
Clearwire
Helen Chung
425-216-4551
helen.chung@clearwire.com
DIRECTV
Darris Gringeri
212-462-5136
dagringeri@directv.com
EchoStar
Franci Bauer
720-514-5351
press@echostar.com